UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2005

Guaranty Federal Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

43-1792717
(I.R.S. employer identification number)

0-23325
(Commission file number)

1341 West Battlefield
Springfield, Missouri 65807
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (417) 520-4333

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INCLUDED INFORMATION

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b) On January 18, 2005, Guaranty Federal Bancshares, Inc. (the "Company") issued a press release announcing the retirement of Don M. Gibson as President and CEO of the Company effective February 28, 2005.

(c) The Company also announced in this press release the appointment of Shaun A. Burke as President and CEO of the Company effective February 28, 2005. Mr. Burke, age 41, has served as the President and CEO of Guaranty Bank, a wholly-owned subsidiary of the Company (the "Bank"), since March 9, 2004, and will continue to serve in such capacity. He is also a director of the Company and the Bank. Prior to joining the Bank, Mr. Burke was employed by Signature Bank in Springfield, Missouri for approximately seven years where he served as executive vice president and senior credit officer and was a member of its board of directors.

On March 9, 2004, the Bank and Mr. Burke entered into an employment agreement pursuant to which Mr. Burke agreed to serve as the Bank’s President and CEO (and other duties assigned to him by the Bank) for a term of three (3) years and additional one year extensions as provided in such agreement. During the term of this agreement, Mr. Burke shall receive a base salary of $225,000, which will be reviewed annually, and may be increased, by the Bank at its discretion. Mr. Burke may also receive a bonus during each year of the agreement based on the achievement of certain annual loan production quotas during the first year of this agreement and certain earnings per share benchmarks during the second and third years of this agreement (up to a maximum of $75,000 per year). If Mr. Burke’s employment is terminated by the Bank without "Cause" or by Mr. Burke for "Good Reason" (as such terms are defined in the agreement), Mr. Burke will receive the base salary for the remaining term of this agreement when such amounts become due. Upon a "Change of Control" (as defined in the agreement), and if Mr. Burke’s employment is terminated for any reason (other than his death or the expiration of the term of this agreement) at any time within the greater of twelve months or the then remaining term of this agreement after the Change of Control is consummated, Mr. Burke will receive a lump sum payment equal to 2.99 times his base salary and bonus. If Mr. Burke voluntarily terminates his employment in connection with, or within 12 months after, a Change of Control and such Change of Control was at any time opposed by the Bank’s board of directors, then Mr. Burke will be entitled to receive the compensation described in the previous two sentences. In connection with this agreement, Mr. Burke was also granted options to purchase 25,000 shares of the Company’s common stock as set forth in a separate stock option agreement between the Company and Mr. Burke dated as of the same date. These options will be first exercisable at the rate of 20% on March 9, 2005 and 20% annually thereafter during his period of service as an employee, director or director emeritus of the Bank or the Company. The options must be exercised no later than ten years from the date of the grant, and the exercise price is $19.62 for each share of common stock.

This employment agreement is not being modified or amended in connection with Mr. Burke’s appointment as the CEO and President of the Company.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number Description

10.9 Employment Agreement dated as of March 9, 2004 by and between
Shaun Burke and Guaranty Bank

10.10 Stock Option Agreement dated as of March 9, 2004 between Shaun
Burke and Guaranty Federal Bancshares, Inc.

99.1 Press release dated January 18, 2005 (furnished with respect to Item 5.02(b) and 5.02(c)).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guaranty Federal Bancshares, Inc.

By:
/s/ Don M. Gibson______________
Don M. Gibson
President and Chief Executive Officer
Date: January 24, 2005